Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated September 11, 2007 with respect to the financial statements of DTE Gas and Oil Company appearing in the Current Report on Form 8-K/A (Amendment No. 1) of Atlas Energy Resources, LLC filed September 12, 2007, which is incorporated by reference in Amendment No. 3 to this Registration Statement and Prospectus (File No. 333-149946). We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
August 31, 2009